EXHIBIT 99

CONTACT:          Joseph A. Mansi                    Paul Albritton
                  KCSA Worldwide                     C-Phone Corporation
                  (212) 896-1205                     (910) 395-6100
                  jmansi@kcsa.com

FOR IMMEDIATE RELEASE

          C-PHONE CORPORATION FILES WITH SEC TO TERMINATE REGISTRATION
                       AND SUSPEND REPORTING REQUIREMENTS
                                    - - - - -

Wilmington, NC - May 22, 2001 -- C-Phone Corporation (OTCBB: "CFON") today announced that it has filed with the SEC a Certificate and Notice of Termination of Registration on Form 15 to terminate registration of its Common Stock under
Section 12(g) of the Securities Exchange Act of 1934 and to suspend its reporting requirements under Sections 13 and 15 (d) of the Act. As previously announced, both in a press release issued in January of this year, as well as in C-Phone's Quarterly Report on Form 10-QSB filed with the SEC at such time, C-Phone was considering taking this action "in the near future." The C-Phone Board of Directors authorized such action in an effort to reduce expenses and conserve cash, given the absence of any viable third-party offers to acquire C-Phone. As a result of such action, C-Phone's Common Stock will no longer meet the trading requirements of the OTC Bulletin Board. It is anticipated that quotations for the Common Stock will be listed in the "pink sheets."

         C-Phone earlier entered into an agreement to sell its video conferencing business and assets to Motion Media Technology Inc., a subsidiary of Motion Media PLC (London Stock Exchange), which transaction had been previously announced. A proxy statement to seek shareholder approval for the transaction is being prepared and a Special Meeting of C-Phone's shareholders will be scheduled for later this year after the proxy statement is filed with the SEC and the SEC advises that it has completed its comment process.

         Paul H. Albritton, President and CEO of C-Phone, also commented "as C-Phone has been winding down its operations, the size of our Board of Directors has been decreased to five. Mr. Seymour Gartenberg and Mr. E. Henry Mize, who had been directors since our initial public offering in 1994, have resigned. We thank them for their advice and diligence during their years of faithful service."

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based on management's belief as well as assumptions made by, and information currently available to, management pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including among others those identified in C-Phone's Annual Report on Form 10-KSB for the fiscal year ended February 29, 2000, C-Phone's Quarterly Report on Form 10-QSB for the fiscal quarter ended November 30, 2000 and C-Phone's Current Report on Form 8-K, dated January 8, 2001, as well as factors such as the ability of C-Phone to continue to fulfill the conditions to closing of its proposed sale to Motion Media and the absence of any unforeseen contingent liabilities. C-Phone undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of other unanticipated events.

         This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com. # # #

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